NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

           STAGE STORES, INC. ANNOUNCES THIRD QUARTER
                     AND NINE MONTHS RESULTS
                 ______________________________

HOUSTON, TX, November 19, 1998 -- Stage Stores, Inc. (NYSE: SGE) today announced results for the third quarter and nine months ended October 31, 1998.

Net sales for the third quarter of 1998 decreased 1.0% to $271.6 million from $274.3 million for the same period last year. This year's total sales for the third quarter are not comparable to sales reported for the third quarter of 1997 as last year's sales included the liquidation and related strong grand opening volumes associated with the C.R. Anthony store conversions. Comparable store sales decreased 2.1% during the quarter. The net loss for the third quarter was $3.2 million, or $0.11 per share on a diluted basis, as compared to net income of $3.7 million, or $0.13 per share before extraordinary items, for the comparable period last year.

Net sales for the nine months ended October 31, 1998 increased 16.0% to $816.2 million from $703.9 million for the same period last year. Comparable store sales for the nine-month period decreased 1.3%. Net income was $6.6 million, or $0.23 per share on a diluted basis, this year versus $17.0 million, or $0.66 per share before extraordinary items, a year ago. After extraordinary items, net income for the nine-month period this year was $0.23 per share on a diluted basis as compared to a net loss of $0.02 per share last year.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are disappointed with the results for the third quarter. We believe weather to be the critical variable which affected sales in our markets during the third quarter as opposed to shifts in economic factors.

                           -- more --

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
Stage Stores, Inc. Announces
Third Quarter 1998 Results
Page - 2


Unseasonably warm and adverse weather conditions affected the majority of our markets throughout the latter half of the quarter, negatively impacting customer traffic and sales of the cold weather categories of our business. This more than offset the promotionally driven positive performance reported for the first six weeks of the quarter. As a result, the reported loss for the quarter reflects sales and gross margins being below plan."

Mr. Tooker, concluded, "In light of our current business trends, we have been prudent in the management of our inventories and our selling, general and administrative ("SG&A") expenses. We ended the quarter with inventories per square foot on a comparable store basis flat with last year and our SG&A expenses, as a rate of sales, down over 100 basis points as compared to the prior period. On an absolute dollar basis, SG&A expenses were lower this year than last year despite operating over 70 more stores. We will continue to manage our receipt flows aggressively in order to maintain appropriate inventory levels for the fall. We are well positioned to take advantage of the upcoming Christmas selling season"

During the third quarter, the Company opened 43 stores and closed
2 stores, and expanded its national presence by entering 5 additional states.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 671 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

                       (Tables to Follow)

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
                                    Stage Stores, Inc.
                      Consolidated Condensed Statement of Operations
                         (in thousands, except per share amounts)
                                       (unaudited)

                                 Three Months Ended       Nine Months Ended
                                10/31/98     11/1/97     10/31/98     11/1/97

Net sales                        $271,605   $274,269     $816,198    $703,918
Cost of sales and related
 buying,
 Occupancy and distribution
expenses                          196,353    187,447      571,482     481,269
Gross profit                       75,252     86,822      244,716     222,649

Selling, general and
 administrative expenses           65,140     69,089      194,623     163,752
Store opening and closure costs     2,886      1,944        4,911       2,848
Operating income                    7,226     15,789       45,182      56,049

Interest, net                      12,394      9,767       34,284      28,158

Income (loss) before income tax
 and extraordinary item            (5,168)     6,022       10,898      27,891
Income tax expense (benefit)       (2,016)     2,349        4,250      10,878

Income (loss) before
 extraordinary item                (3,152)     3,673        6,648      17,013
Extraordinary item - early
 retirement of debt                    --       (150)         --      (17,530)

Net income (loss)                $ (3,152)   $ 3,523      $ 6,648      $ (517)

Basic earnings (loss) per common
share data:

Basic earnings  (loss) per
common share before
      Extraordinary item         $  (0.11)   $  0.13      $  0.24     $  0.67
Extraordinary item - early
 retirement of debt                    --        --           --        (0.69)
Basic earnings (loss) per common
share                            $  (0.11)   $  0.13      $  0.24     $ (0.02)

Basic weighted average common
      shares outstanding            27,926    27,364       27,864      25,230













Diluted earnings (loss) per
 common share data:

Diluted earnings (loss) per
 common share before
      Extraordinary item         $  (0.11)   $  0.13      $  0.23     $  0.66
Extraordinary item - early
 retirement of debt                    --         --           --       (0.68)
Diluted earnings (loss) per
 common share                    $  (0.11)   $  0.13      $  0.23     $ (0.02)

Diluted weighted average common
     shares outstanding            28,263     28,113       28,474      25,782


Comparable store sales data         (2.1%)       2.8%       (1.3%)        4.4%

                             Stage Stores, Inc.,
                      Consolidated Condensed Balance Sheet
                              (in thousands)
                                (unaudited)


                                       10/31/98     1/31/98      11/1/97

              ASSETS
Cash and cash equivalents             $11,226     $ 23,315       $15,274
Undivided interest in accounts
 receivable trust                      58,971       61,211        64,431
Merchandise inventories, net          421,658      303,115       330,477
Other current assets                   82,242       78,205        72,070
      Total current assets            574,097      465,846       482,252

Fixed assets, net                     225,121      171,654       154,707
Goodwill, net                          93,285       95,486        88,391
Other assets                           24,858       26,410        55,209
                                     $917,361     $759,396      $780,559

   LIABILITIES AND STOCKHOLDERS'
              EQUITY
Accounts payable                     $102,787     $ 91,799      $105,893
Other current liabilities             140,707       55,983        71,892
      Total current liabilities       243,494      147,782       177,785

Long-term debt including credit
 facilities                           450,311      395,248       398,207
Other long-term liabilities            10,436       11,288        19,320
      Total liabilities               704,241      554,318       595,312

Stockholders' equity                  213,120      205,078       185,247
                                     $917,361     $759,396      $780,559

                          Stage Stores, Inc.
            Consolidated Condensed Statement of Cash Flows
                            (in thousands)
                             (unaudited)

                                                    Nine Months Ended
                                                   10/31/98    11/1/97
  Cash flows from operating activities:
    Net income (loss)                              $  6,648  $   (517)
    Adjustments to net income (loss):
      Depreciation and amortization                  21,046     13,091
      Other                                             192     19,616
      Amortization of debt issue costs and
             accretion of discount                    2,628      2,729
    Changes in working capital                     (106,691)   (48,918)
      Net cash  used in operating activities        (76,177)   (13,999)

  Cash flows from investing activities:
    Acquisitions, net of cash acquired                 --       (4,946)
    Additions to fixed assets                       (71,202)   (41,744)
      Net cash used in investing activities         (71,202)   (46,690)

  Cash flows from financing activities:
    Proceeds from working capital facility          134,650     46,400
    Proceeds from issuance of common stock              839     21,125
    Proceeds from long-term debt                       --      299,720
    Payments on long-term debt                         (199)  (297,161)
    Additions to debt issue costs                      --      (12,407)
      Net cash provided by financing                135,290     57,677
       activities..

    Net decrease in cash and cash equivalents       (12,089)    (3,012)

    Cash and cash equivalents:
     Beginning of period                             23,315     18,286
     End of period                                 $ 11,226   $ 15,274